Exhibit 99.1

News	Contact: Heather Ferrante ViaSat Inc. +1 760-476-2633 www.viasat.com
ViaSat Announces Fiscal Third Quarter and Year-to-Date Results
Carlsbad, CA — February 8, 2010 — ViaSat, Inc. (NASDAQ: VSAT), a provider of advanced satellite and wireless networking systems and services, announced financial results for the third quarter ended January 1, 20101. The fiscal third quarter results include new contract awards of $157.1 million and revenues of $156.4 million. Fiscal year-to-date, ViaSat reported new contract awards of $503.4 million and revenues of $475.4 million. For the third quarter, the company also reported net income attributable to ViaSat common stockholders of $0.39 per share on a diluted non-GAAP basis or $0.09 per share on a diluted GAAP basis. Fiscal year-to-date, the company reported net income attributable to ViaSat common stockholders of $1.12 per share on a diluted non-GAAP basis or $0.62 per share on a diluted GAAP basis.
     “This quarter concludes a whirlwind period for ViaSat, as we completed the WildBlue acquisition and the associated financing activities well ahead of schedule. Excluding non-recurring acquisition expenses, WildBlue is generating incremental earnings — contributing to solid earnings and cash flow for the quarter. The accelerated close yields significantly lower acquisition expenses and cash tax savings relative to our plans, and helps our preparations for introducing the ViaSat-1 satellite,” said Mark Dankberg, ViaSat CEO and chairman. “Meanwhile, product margins this quarter were very good, but federal budget issues led to a December quarter contraction in sector-wide defense procurement and R&D spending — delaying orders for us and restraining revenue growth in the quarter. We believe our defense satellite, tactical data link and cyber security offerings remain well-positioned for growth as Department of Defense spending commitments align with budget plans and program priorities. Combined with our strategic entry into Ka-band satellite services, we see opportunities for significant growth in fiscal 2011 and beyond.”
Financial Results1

			First 9 Mos.	First 9 Mos.
(In millions, except per share data)	Q3 FY10	Q3 FY09	FY10	FY09
Revenues	$156.4	$150.4	$475.4	$462.6
Net income attributable to ViaSat, Inc.	$3.2	$10.7	$20.7	$26.2
Diluted per share net income attributable to ViaSat, Inc. common stockholders	$0.09	$0.34	$0.62	$0.82
Non-GAAP net income attributable to ViaSat, Inc. [2]	$13.5	$13.7	$37.5	$35.3
Non-GAAP diluted net income per share attributable to ViaSat, Inc. common stockholders [2]	$0.39	$0.43	$1.12	$1.11
Fully diluted weighted average shares	34.7	31.7	33.6	31.8
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			First 9 Mos.	First 9 Mos.
(In millions, except per share data)	Q3 FY10	Q3 FY09	FY10	FY09
New orders/Contract awards	$157.1	$143.1	$503.4	$604.5
Sales backlog	$478.7	$516.4	$478.7	$516.4

[1]	ViaSat uses a 52 or 53 week fiscal year which ends on the Friday closest to March 31. ViaSat quarters for fiscal year 2010 end on July 3, 2009, October 2, 2009, January 1, 2010, and April 2, 2010. Fiscal year 2010 is a 52 week year, compared with a 53 week year in fiscal year 2009. As a result of the shift in the fiscal calendar, the second quarter of fiscal year 2009 included an additional week.

[2]	All non-GAAP numbers have been adjusted to exclude the effects of amortization of acquired intangible assets, acquisition related expenses, and non-cash stock-based compensation expenses, net of tax. A reconciliation of specific adjustments to GAAP results for these periods is included in the “Reconciliation Between Net Income Attributable to ViaSat, Inc. on a GAAP Basis and Non-GAAP Basis” table contained in this release. A description of our use of non-GAAP information is provided below under “Use of Non-GAAP Financial Information.”
Government Systems Segment
     The Government Systems segment posted quarterly revenues of $89.1 million for the third quarter of fiscal 2010, a 5.0% decrease over the third quarter of fiscal year 2009. The decrease was primarily related to lower sales of next-generation tactical data link development and video data link systems, offset by higher sales in military satellite communication systems. New contract awards in our Government Systems segment for the third quarter of fiscal year 2010 were $70.2 million.
Commercial Networks Segment
     For the Commercial Networks segment, revenues were $55.0 million for the third quarter of fiscal 2010, a 1.5% increase from the third quarter of fiscal year 2009. The revenue increase was primarily due to higher sales of enterprise VSAT and our antenna systems products, offset by a reduction in sales of mobile satellite communications systems and consumer broadband products. New contract awards in our Commercial Networks segment for the third quarter of fiscal year 2010 were $67.7 million.
Satellite Services Segment
     Our Satellite Services segment contributed revenues of $12.3 million for the third quarter of fiscal 2010, which was a 412.2% increase from the same period last year. The revenue increase was primarily due to the acquisition of WildBlue Holdings, Inc. (WildBlue) in the third quarter of fiscal year 2010, as well as growth in our mobile satellite services. New contract awards in our Satellite Services segment for the fiscal third quarter of 2010 were $19.2 million.
     At the end of our fiscal third quarter 2010, WildBlue’s subscriber metrics included:
•	Approximately 423,000 total subscribers, comprised of 230,000 wholesale subscribers and 193,000 retail subscribers
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•	Average revenue per subscriber of approximately $41, which is a blended rate, and

•	Subscriber churn was approximately 2.1% per month.
Selected Third Quarter 2010 Business Highlights
•	Completed the acquisition of WildBlue, gaining one of the most successful wholesale and retail broadband service providers in the United States, advancing our entry into the Ka-band satellite service business by over a year, and establishing a financial and strategic framework to capture the value anticipated from the ViaSat-1 satellite, which is planned to launch in early 2011.

•	Completed $275 million senior notes offering, which provided funding for the WildBlue acquisition and improved our long-term capital structure.

•	Awarded $21 million contract from Barrett Xplore Inc., Canada’s largest rural broadband provider, for our SurfBeam® 2 next-generation broadband gateway baseband infrastructure and satellite broadband terminals, which are expected to be used with our high-capacity ViaSat-1 Ka-band satellite system.

•	Received our first multi-year satellite services agreement to provide mobile broadband communications services to the U.S. military in Afghanistan, which includes on-site network operations, satellite bandwidth provisioning and other communication services.

•	Received critical MIDS Joint Tactical Radio System (JTRS) milestone approval from the Defense Acquisition Board (DAB) to advance the program to the Low Rate Initial Production (LRIP) phase. In addition, the U.S. Government also initiated a study to determine which advanced networking waveforms should be integrated into the MIDS JTRS platform.
Safe Harbor Statement
     This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to WildBlue contributions to positive earnings and cash flow, order growth, opportunities for significant growth and prospects for 2011 and beyond. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: uncertainties associated with the performance, integration and costs associated with the WildBlue business; our ability to have manufactured or successfully launch ViaSat-1 or implement the related broadband satellite services on our anticipated timeline or at all; continued turmoil in global financial markets and economies; the availability and cost of credit; reliance on U.S. government contracts and our reliance on a small number of contracts which account for a significant percentage of our revenues; our ability to successfully develop, introduce and sell new technologies, products and enhancements; reduced demand for products as a
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result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; reliance on a limited number of third parties to manufacture and supply our products; increased competition and other factors affecting the networking and communications industries generally; the effect of adverse regulatory changes on our ability to sell products; and our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness. In addition, please refer to the risk factors contained in ViaSat’s SEC filings available at www.sec.gov, including ViaSat’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. ViaSat undertakes no obligation to update or revise any forward-looking statements for any reason.
Conference Call
     ViaSat Inc. will host a conference call to discuss these fiscal year 2010 third quarter results at 5:00 pm Eastern Time on Monday, February 8, 2010. The dial-in number is (877) 640-9809 and (914) 495-8528 internationally. The conference ID is 54965585. A replay will be available for approximately 24 hours beginning at 6:00 PM Eastern Time February 8 at (800) 642-1687 and (706) 645-9291 internationally. The access code is 54965585. You can also access our conference call webcast and other material financial information discussed on our conference call (including any information required by Regulation G) on the Investor Relations section of our website at investors.viasat.com. The call will be archived and available on that site for approximately one month immediately following the conference call.
About ViaSat (www.viasat.com)
     ViaSat produces innovative satellite and other digital communication products that enable fast, secure, and efficient communications to virtually any location. The company provides networking products and managed network services for enterprise IP applications; is a key supplier of network-centric military communications and encryption technologies and products to the U.S. government; is the primary technology partner for gateway and customer-premises equipment for consumer and mobile satellite broadband services; and owns WildBlue, the premier Ka-band satellite broadband service provider. ViaSat also offers design capabilities and a number of complementary products including monolithic microwave integrated circuits and modules, DVB-S2 satellite communication components, video data link systems, data acceleration and compression, and mobile satellite antenna systems. ViaSat, with annual revenues over $600 million, is based in Carlsbad, CA. Major locations include Duluth, GA, Germantown, MD (Comsat Laboratories), and Greenwood Village, CO (WildBlue), along with additional field offices and service centers worldwide.
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Use of Non-GAAP Financial Information
     To supplement ViaSat’s consolidated financial statements presented in accordance with GAAP, ViaSat uses non-GAAP net income attributable to ViaSat, Inc., a measure ViaSat believes is appropriate to enhance an overall understanding of ViaSat’s past financial performance and prospects for the future. Non-GAAP net income attributable to ViaSat, Inc. excludes the effects of amortization of acquired intangible assets, acquisition related expenses, and non-cash stock-based compensation expenses, net of tax. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the company’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with generally accepted accounting principles. A reconciliation of specific adjustments to GAAP results is provided in the “Reconciliation Between Net Income Attributable to ViaSat, Inc. on a GAAP Basis and Non-GAAP Basis” table contained in this release.
SurfBeam is a registered trademark of ViaSat Inc.
Comsat Labs and Comsat Laboratories are tradenames of ViaSat Inc. Neither Comsat Labs nor Comsat Laboratories is
affiliated with COMSAT Corporation. “Comsat” is a registered trademark of COMSAT Corporation.
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Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended		Nine months ended
	January 1, 2010	January 2, 2009	January 1, 2010	January 2, 2009

Revenues:
Product revenues	$137,146	$141,157	$437,889	$436,972
Service revenues	19,218	9,205	37,549	25,631

Total Revenues	156,364	150,362	475,438	462,603

Operating expenses:
Cost of product revenues	98,708	100,786	309,105	312,675
Cost of service revenues	11,613	4,743	24,585	16,425
Selling, general & administrative	34,416	23,952	90,259	72,986

Independent research and development	7,864	6,985	21,559	23,481
Amortization of intangible assets	1,901	2,337	4,768	7,017

Income from operations	1,862	11,559	25,162	30,019
Interest, net	(1,739)	(19)	(1,950)	1,074

Income before income taxes	123	11,540	23,212	31,093
(Benefit) provision for income taxes	(2,940)	914	2,765	4,822

Net income	3,063	10,626	20,447	26,271
Less: Net (loss) income attributable to the noncontrolling interest, net of tax	(183)	(40)	(243)	56

Net income attributable to ViaSat, Inc.	$3,246	$10,666	$20,690	$26,215

Diluted net income per share attributable to ViaSat, Inc. common stockholders	$0.09	$0.34	$0.62	$0.82

Diluted common equivalent shares	34,725	31,699	33,591	31,826

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ATTRIBUTABLE TO VIASAT, INC. ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

GAAP net income attributable to ViaSat, Inc.	$3,246	$10,666	$20,690	$26,215
Amortization of intangible assets	1,901	2,337	4,768	7,017
Acquisition related expenses	7,266	—	9,762	—
Stock-based compensation expense	3,318	2,532	8,412	7,581
Income tax effect	(2,253)	(1,852)	(6,170)	(5,509)

Non-GAAP net income attributable to ViaSat, Inc.	$13,478	$13,683	$37,462	$35,304

Non-GAAP diluted net income per share attributable to ViaSat, Inc. common stockholders	$0.39	$0.43	$1.12	$1.11

Diluted common equivalent shares	34,725	31,699	33,591	31,826

Condensed Consolidated Balance Sheet
(Unaudited)
(In thousands)

			Liabilities and
Assets	January 1, 2010	April 3, 2009	Stockholders’ Equity	January 1, 2010	April 3, 2009

Current Assets:			Current liabilities:
Cash and cash equivalents	$67,116	$63,491	Accounts payable	$67,022	$63,397
Restricted cash	2,148	—	Accrued liabilities	100,221	72,037

Accounts receivable, net	185,601	164,106	Total current liabilities	167,243	135,434
Inventories	80,173	65,562	Line of credit	140,000	—
Deferred income taxes	38,218	26,724	Long-term debt	271,677	—
Prepaid expenses and other current assets	21,532	18,941	Other liabilities	31,251	24,718

Total current assets	394,788	338,824	Total liabilities	610,171	160,152

Property, equipment and satellites, net	612,331	170,225
Other intangible assets, net	93,957	16,655	Total ViaSat, Inc. stockholders’ equity	640,062	458,748
Goodwill	74,062	65,429	Noncontrolling interest in subsidiary	3,798	4,042

Other assets	78,893	31,809	Total stockholders’ equity	643,860	462,790

Total assets	$1,254,031	$622,942	Total liabilities and stockholders’ equity	$1,254,031	$622,942